Exhibit 99.1

PRESS RELEASE

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Public Relations, Inc.
	Norman Rokosh	Geoff High
	Chief Executive Officer	303/393-7044
	nrokosh@anlt.com	geoff@pfeifferhigh.com

ASI ANNOUNCES CEO RESIGNATION

SAN ANTONIO, Texas – January 28, 2004 _ Analytical Surveys, Inc. (“ASI,” the “Company,” Nasdaq SmallCap: ANLT), the leading provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced that Norman Rokosh has resigned as President and Chief Executive Officer of the Company, effective February 29, 2004, and as a member of the Board of Directors of the Company, effective immediately, for personal and family reasons. Mr. Rokosh will continue to work with the Company in a consulting role after February to ensure a smooth transition to new leadership for the Company. He joined ASI in July 2000 and was charged with heading a major corporate restructuring effort.

“Norm has been a strong contributor to ASI and we thank him for his years of valuable service,” said Mr. J. Livingston Kosberg, Chairman of the Board of Directors. “The last in a series of major corporate hurdles was conquered when the Company prevailed in an arbitration ruling in December 2003. Norm has endured an extremely long commute since the Company relocated its headquarters from Indianapolis to San Antonio more than a year ago. We wish him well in his future endeavors, and we look forward to his assistance in this management transition over the coming months.”

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company’s strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company’s actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business— “risk factors” and elsewhere in the Company’s Annual Report on Form 10-K.

###